Sheet2

Merrill Lynch Ready Assets Trust
File Number: 811-2556
CIK Number: 065109
For the Year Ending: 6/30/2006

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the six months ended June 30, 2006.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

01/05/2006	$14,000	Federal National Mortgage Association	4.875%	01/11/2008
01/09/2006	13,500	Federal National Mortgage Association	4.875	01/11/2008
01/25/2006	8,000	Federal National Mortgage Association	4.960	02/08/2008